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On March 10, 2016, the following information was posted on The Coca-Cola Company’s “Unbottled” Blog (www.coca-colacompany.com/coca-cola-unbottled/2016proxystatement) by Maria Elena Lagomasino, Chair of The Coca-Cola Company’s Compensation Committee, regarding the Company’s 2016 Proxy Statement.

COCA-COLA BOARD MEMBER DISCUSSES 2016 PROXY STATEMENT
By: Maria Elena Lagomasino  March 10, 2016

Dear Fellow Shareowners,

On behalf of my fellow Compensation Committee members, I wanted personally to provide you with some additional insight into our Committee’s work this year. I encourage you to read the full Compensation Discussion & Analysis in the 2016 Proxy Statement but I also wanted to share some highlights in this blog, as I have done in prior years.

The Coca-Cola Company has outlined a transformation plan to become a leaner, higher margin, higher return and more focused company. A key objective of the Compensation Committee is to maintain a strong link between compensation programs and the company’s strategy. We seek to provide incentives that focus management on the long term and create value for shareowners. With that in mind, you should be aware of several enhancements to the Company’s compensation programs that took effect in 2015.

•	We updated the annual incentive program to reflect the company’s increased focus on driving top-line and bottom-line growth. Net operating revenue and profit before tax growth were added as annual incentive metrics and weightings were adjusted to decrease emphasis on unit case volume.

•	In keeping with the Equity Stewardship Guidelines announced in 2014, the mix of equity compensation was adjusted to use fewer stock options and more performance share units. The mix was adjusted to 50/50 in 2015 and was further adjusted in 2016 to 1/3 stock options and 2/3 performance share units. In 2015, the first year under these new guidelines, we significantly decreased the “burn rate” of shares and achieved our burn rate commitment of 0.4% – a full year early.

•	Reflecting 2015 as a transition year for the company, we reduced the number and value of long-term incentive awards granted to Named Executive Officers.

Many of these enhancements stemmed from your feedback through our long-standing shareowner outreach program. We incorporate input from our shareowners when making compensation decisions, and we welcome your continued feedback.

The company, under Mr. Kent’s leadership, made significant progress and delivered solid financial results in 2015. We’re confident that the company’s strategies and corresponding compensation practices will help The Coca-Cola Company remain well-positioned to capture growth in the nonalcoholic beverage industry and continue to deliver long-term value to shareowners.

Maria Elena Lagomasino is the Chair of The Coca-Cola Company’s Compensation Committee. Ms. Lagomasino is the Chief Executive Officer and Managing Partner of WE Family Offices.